EXHIBIT 99.1

Schnitzer Steel Announces New Chief Executive Officer

        Portland, OR-------November 4, 2008-------Schnitzer Steel Industries, Inc. (NASDAQ: SCHN) announced today that Tamara L. Lundgren, previously Executive Vice President and Chief Operating Officer of the Company, was elected President and Chief Executive Officer and a director by the Company’s board of directors at its meeting on October 29, 2008. Both positions will be effective December 1, 2008.  John D. Carter, current President and Chief Executive Officer, was elected Chairman of the Board, also effective December 1, 2008.

        Ms. Lundgren joined the Company in September 2005, and has been the Company’s Executive Vice President and Chief Operating Officer for the past two years.  She has been the key architect of the Company’s growth strategy and enhanced operational efficiency.  “We are fortunate to have Ms. Lundgren’s talent, strategic insight, and international experience continuing to provide leadership during the current market conditions,” said Chairman-elect John Carter.  He also noted that “the combination of her financial expertise and demonstrated operational capabilities are ideal for the immediate challenges facing our industry as well as the longer-term growth opportunities available to us.”

        Current board Chair Kenneth M. Novack, who will continue as a director, emphasized that “our Company has benefited from the complementary combination of Mr. Carter and Ms. Lundgren for the past three years.  We are fortunate to be in a position to provide a seamless succession through these changes, which will be advantageous to both our shareholders and our employees going forward.”  Mr. Novack noted that “Schnitzer has achieved record growth, earnings, and profitability since Mr. Carter and Ms. Lundgren joined the Company in 2005.”  Both Ms. Lundgren and Mr. Carter cited the extraordinary expansion that has occurred in Schnitzer’s Metals Recycling, Auto Parts, and Steel Manufacturing businesses and noted the continuation of those opportunities in the future for the Company.

        Ms. Lundgren, prior to joining Schnitzer, was a managing director in investment banking at Deutsche Bank and JPMorgan Chase in London and New York.  She has served on the boards of financial services and technology companies, as well as being active in executive leadership groups.  “I am honored to have the opportunity to lead our Company and its experienced management team into a new era for our industry,” said Ms. Lundgren.

        Mr. Carter joined the Company in 2005 as the first non-family chief executive officer in the hundred-year history of the Company, leading the organization through regulatory issues facing Schnitzer at the time and building the platform upon which the expansion in geographic scope and profitability has occurred.  Previously, Mr. Carter had retired after a distinguished career at Bechtel Group, the construction and engineering company headquartered in San Francisco.

Schnitzer Steel Industries, Inc. is one of the largest manufacturers and exporters of recycled ferrous metal products in the United States with 39 operating facilities located in 12 states throughout the country, including six export facilities located on both the East and West Coasts and in Hawaii. The Company’s vertically integrated operating platform also includes its auto parts and steel manufacturing businesses. The Company’s auto parts business sells used auto parts through its 38 self-service facilities and 18 full-service facilities located in 16 states and in western Canada. With an annual production capacity of nearly 800,000 tons, the Company’s steel manufacturing business produces finished steel products, including rebar, wire rod and other specialty products. The Company commenced its 103rd year of operations in fiscal 2009.

CONTACT:	Schnitzer Steel Industries, Inc. Investor Relations Contact Rob Stone, 503-224-9900 or Press Relations Contact Tom Zelenka, 503-323-2821 Website: www.schnitzersteel.com Email: ir@schn.com